As filed with the Securities and Exchange Commission on October 12, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UroGen Pharma Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Note Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Ha’Ta’asiya Street Ra’anana 4365007, Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan

(Full titles of the plans)

Urogen Pharma, Inc.

499 Park Avenue, 12th Floor

New York, New York 10022

Telephone: +1 (646) 768-9780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles J. Bair Daniel I. Goldberg Cooley LLP The Grace Building 1114 Avenue of the Americas New York, NY 10036 +1 (212) 479-6000	Peter Pfreundschuh Chief Financial Officer UroGen Pharma Ltd. 9 Ha’Ta’asiya Street Ra’anana 4365007, Israel +972 (9) 770-7601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2017 Equity Incentive Plan Ordinary Shares, par value NIS 0.01 per share	1,900,000 shares(2)	$42.70(3)	$81,130,000(3)	$9,832.96

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Ordinary Shares (“Ordinary Shares”) that become issuable under the UroGen Pharma Ltd. 2017 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents 1,900,000 Ordinary Shares reserved for issuance under the Plan. Such Ordinary Shares are in addition to 1,650,167 Ordinary Shares issuable under the Plan that have previously been registered. The number of ordinary shares reserved for issuance under the Plan will automatically increase on January 1 of each calendar year, from January 1, 2018 through January 1, 2027, so that the number of such shares reserved for issuance will equal twelve percent of the total number of ordinary shares outstanding on the last day of the calendar month prior to the date of each automatic increase, or a lesser number of shares determined by the Registrant’s board of directors.

(3)

This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average of the high and low sale prices per share of the Registrant’s Ordinary Shares as reported by The NASDAQ Stock Market LLC on October 11, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed by the Registrant with the Commission on March 15, 2018.

(b) The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A filed on May 1, 2017 (File No. 001-38079) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) The Registrant’s report on Form 6-K filed on January 8, 2018 (File No. 001-38079) under the Exchange Act.

(d) The Registrant’s report on Form 6-K filed on January 11, 2018 (File No. 001-38079) under the Exchange Act.

(e) The Registrant’s report on Form 6-K filed on February 14, 2018 (File No. 001-38079) under the Exchange Act.

(f) The Registrant’s report on Form 6-K filed on February 20, 2018 (File No. 001-38079) under the Exchange Act.

(g) The Registrant’s report on Form 6-K filed on March 16, 2018 (File No. 001-38079) under the Exchange Act.

(h) The Registrant’s report on Form 6-K filed on April 4, 2018 (File No. 001-38079) under the Exchange Act.

(i) The Registrant’s report on Form 6-K filed on April 25, 2018 (File No. 001-38079) under the Exchange Act.

(j) The Registrant’s report on Form 6-K filed on May 15, 2018 (File No. 001-38079) under the Exchange Act.

(k) The Registrant’s report on Form 6-K filed on June 6, 2018 (File No. 001-38079) under the Exchange Act.

(l) The Registrant’s report on Form 6-K filed on July 13, 2018 (File No. 001-38079) under the Exchange Act.

(m) The Registrant’s report on Form 6-K filed on August 8, 2018 (File No. 001-38079) under the Exchange Act.

(n) The Registrant’s report on Form 6-K filed on August 14, 2018 (File No. 001-38079) under the Exchange Act.

(o) The Registrant’s report on Form 6-K filed on August 30, 2018 (File No. 001-38079) under the Exchange Act.

(p) The Registrant’s report on Form 6-K filed on September 18, 2018 (File No. 001-38079) under the Exchange Act.

(q) The Registrant’s report on Form 6-K filed on September 21, 2018 (File No. 001-38079) under the Exchange Act.

(r) The Registrant’s report on Form 6-K filed on October 1, 2018 (File No. 001-38079) under the Exchange Act.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s Articles of Association include such a provision. A company may not exculpate in advance a director from liability arising out of a breach of the duty of care with respect to a distribution.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●

financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding, and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

●

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●

a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Registrant has obtained directors and officers liability insurance for the benefit of the Registrant’s office holders. The Registrant intends to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, the Registrant has entered into agreements with each of the Registrant’s directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by the Registrant’s Articles of Association and Israeli law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1(1)	Articles of Association of the Registrant.

5.1	Opinion of Hamburger Evron & Co., Israeli counsel to the Registrant, as to the validity of the Registrant’s Ordinary Shares.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Hamburger Evron & Co. Reference is made to Exhibit 5.1.

24.1	Powers of Attorney. Reference is made to the signature page hereto.

99.2(2)	UroGen Pharma Ltd. 2017 Equity Incentive Plan.

99.3	Amendment to UroGen Pharma Ltd. 2017 Equity Incentive Plan.

(1)	Previously filed as Exhibit 3.1 to the Registrant’s Report on Form 6-K furnished to the Commission on May 18, 2017, and incorporated herein by reference.

(2)

Previously filed as Exhibit 10.7 to the Registrant’s Registration Statement on Form F-1 (File No. 333-217201), originally filed with the Commission on April 24, 2017, as amended, and incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant UroGen Pharma Ltd., hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ra’anana, Israel, on October 12, 2018.

UROGEN PHARMA LTD.

By:	/s/ Ron Bentsur
Ron Bentsur
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron Bentsur and Peter Pfreundschuh, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron Bentsur Ron Bentsur	Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	October 12, 2018

/s/ Peter Pfreundschuh Peter Pfreundschuh	Chief Financial Officer (Principal Financial and Accounting Officer)	October 12, 2018

/s/ Arie Belldegrun Arie Belldegrun	Chairman of the Board of Directors	October 12, 2018

/s/ Kathryn Falberg Kathryn Falberg	Member of the Board of Directors	October 12, 2018

/s/ Cynthia Butitta Cynthia Butitta	Member of the Board of Directors	October 12, 2018

/s/ Fred E. Cohen Fred E. Cohen	Member of the Board of Directors	October 12, 2018

/s/ Stuart Holden Stuart Holden	Member of the Board of Directors	October 12, 2018

/s/ Ran Nussbaum Ran Nussbaum	Member of the Board of Directors	October 12, 2018

/s/ Shawn Tomasello Shawn Tomasello	Member of the Board of Directors	October 12, 2018

UroGen Pharma, Inc.

By: Name: Title:	/s/ Ron Bentsur Ron Bentsur President and Chief Executive Officer	Authorized U.S. Representative	October 12, 2018